Exhibit 10.13.1

                            FIRST AMENDMENT TO LEASE

     ATTACHED TO and made a part of the Lease agreement (the "Lease") made the 16th day of December 1996 by and between DEVEREUX PROPERTIES, INC., (the "Landlord"), and CFM TECHNOLOGIES, INC., (the "Tenant"), for approximately 13,941 square feet of space at 1380 Enterprise Drive, Goshen Corporate Park, West Chester, PA 19380 (the "Premises").

     WHEREAS, Landlord has leased approximately 13,941 square feet of space to Tenant on the easterly side of 1380 Enterprise Drive (the "Initial Space"); and

     WHEREAS, Tenant wishes to lease an additional 8,023 square feet of space on the westerly side of 1380 Enterprise Drive (the "Expansion Space"); and

     WHEREAS, the Initial Space and the Expansion Space are not contiguous to each other;

     NOW THEREFORE, the parties agree to modify and amend the Lease as follows:

     1. TERM OF LEASE: The term of the Initial Space is hereby amended to expire on June 30, 1998, which new term will supersede the term stated in Paragraph No.1 of the Lease. The term of the Expansion Space shall commence September 1, 1997 and expire on December 31, 1998.

     2. MINIMUM RENTAL: The annual minimum rent (the Base Rent) for the Initial Space shall be One Hundred Twenty One Thousand Nine Hundred Eighty Three and 72/100 Dollars ($121,983.72) which is the product of $8.75 per square foot and 13,941 square feet of rentable area which shall be paid by Tenant in equal monthly installments of Ten Thousand One Hundred Sixty Five And 31/100 Dollars ($5,850.10) on the first day of each calendar month.

     The annual minimum rent (the Base Rent) for the Expansion Space shall be Seventy Thousand Two Hundred One And 25/100 Dollars ($70,201.25) which is the product of $8.75 per square foot and 8,023 square feet of rentable area which shall be paid by Tenant in equal monthly installments of Five Thousand Eight Hundred Fifty And 10/100 Dollars ($5,850.10) on the first day of each calendar month.

     3. OPERATING EXPENSE REIMBURSEMENT: It is understood and agreed that the additional charges described in Article 1 and the Operating Expense Addendum (Exhibit "A") of the Lease remain in full force and effect; shall be adjusted by the total number of square feet added in the Expansion Space hereunder; and shall be readjusted when the term of the Initial Space expires. Effective September 1, 1997, the MONTHLY PAYMENT for Operating Expense Reimbursement for the Initial Space and the Expansion Space shall be Two Thousand Two Hundred Fifty Nine and 45/100 Dollars


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($2,259.45) and One Thousand Four Hundred Thirty Six And 49/100 Dollars
($1,436.49), respectively.

     4. IMPROVEMENTS: It is understood and agreed the Tenant shall occupy and take the Premises of the Expansion Space in its "as is" current condition. Landlord agrees to permit Tenant to repaint and recarpet the Expansion Space at Tenant's sole cost.

     5. BROKERAGE: Tenant agrees to pay one full commission of 6% multiplied by the Base Rental of Expansion Space ($5,850.10 x 16 x 6% = $5,616.10) which shall be shared equally between Lieberman & Earley and Fidelity Commercial.

     6. TERMINATION: Tenant's right to terminate the Lease contained in the last paragraph of Paragraph No.25 of the Lease is deleted in is entirety.

     All other terms and conditions of the Lease agreement dated December 16, 1996, shall remain in full force and effect. To the extent there is a conflict between the terms of the Lease and this First Amendment to Lease, this First Amendment to Lease shall prevail.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Lease to be executed the 22 day of August, 1997.


TENANT: CFM TECHNOLOGIES, INC.     LANDLORD: DEVEREUX PROPERTIES,


By:  /s/ Lorin J. Randall           By:  /s/ Allen Thomas
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